Exhibit 10.13

AVNET SUPPLEMENTAL
EXECUTIVE OFFICERS’ RETIREMENT PLAN
(2013 Restatement)

AVNET SUPPLEMENTAL
EXECUTIVE OFFICERS’ RETIREMENT PLAN

(2013 Restatement)

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AVNET SUPPLEMENTAL
EXECUTIVE OFFICERS’ RETIREMENT PLAN

(2013 Restatement)

ARTICLE 1
HISTORY, PURPOSE AND EFFECTIVE DATE

Avnet, Inc., a New York corporation (the “Company”), previously established a program to provide supplemental life insurance and retirement income benefits for Eligible Executives (as defined herein), known as the Avnet Executive Officers' Supplemental Life Insurance and Retirement Benefits Program (the “Program”) effective July 1, 1979 (the “Original Effective Date”). The Program was amended and restated in 2008 as the Avnet Supplemental Executive Officers' Retirement Plan (the “Plan”), effective generally as of January 1, 2009, to comply with changes made to the Code (as defined herein) through the enactment of Code Section 409A by the American Jobs Creation Act of 2004 and to incorporate certain other changes. The Program was amended and restated again in 2012, and is hereby amended and restated, to implement certain changes.
The Plan is intended to be a nonqualified deferred compensation plan under the Code that provides supplemental retirement income to a select group of management or highly compensated employees. Accordingly, the Company intends that the Plan will not be a qualified retirement plan under Code Section 401(a), and that the Plan will be exempt from the requirements of parts 2, 3 and 4 of Title I of ERISA. Moreover, the Company intends that the terms of this Plan document and the administration of the Plan shall be in compliance with the applicable requirements under Code Section 409A. Prior to the Final Section 409A Effective Date (as defined herein), the Company administered the Program in accordance with a good faith interpretation of Code Section 409A. Any provision in the Program or the Plan that cannot be construed consistent with such intent shall automatically be deemed to be severable from the provisions of the Program or this Plan document and shall have no force or effect.

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ARTICLE 2
DEFINITIONS

2.1    Definitions.
Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:
(a)“Active Participant” shall mean a Participant who, for a particular Plan Year, is an Eligible Executive and received Compensation from an Employer.
(b)“Actuarial Equivalent” shall mean the present value of a Participant's unpaid Total Retirement Benefit (as defined in Section 4.1) determined by using the Present Value Interest Factor in effect on the first business day of the month preceding the Participant's applicable Payment Calculation Date and no charge for mortality factors. No actuarial increase will be provided for benefit payments made after age 65 except as otherwise specifically provided herein.
(c)“Affiliate” means the Company and any other entity that is, or would be, aggregated and treated as a single employer with the Company under Code Sections 414(b) (controlled group of corporations) or 414(c) (a group of trades or businesses, whether or not incorporated, under common control); provided, however, that an ownership threshold of at least 50% shall be used hereunder instead of the 80% minimum ownership threshold that would otherwise apply under such Code sections.
(d)“Avnet Pension Plan” shall mean the Avnet Pension Plan, as amended and in effect from time to time, and any successor qualified retirement plan thereto as designated by the Company from time to time.
(e)“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death. No Beneficiary designation shall become effective until it is filed with the Committee. If there is no Beneficiary designation in effect, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then a Participant's Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole or primary custodial parent, to such custodial parent or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Gifts to Minors Act (or similar statute) in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no such guardian is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
(f)“Board of Directors” or “Board” shall mean the Board of Directors of the Company.
(g)“Change of Control” means the date of the earliest to occur of the following events:
(1)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board of Directors; provided, however, that the following transactions shall not constitute a Change of Control under this subsection (1): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;
(2)the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) are replaced during any twelve- (12-) month period by new Board members whose appointment or nomination was not endorsed by a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose appointment or nomination to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of any member of the Board, or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than a majority of the then Incumbent Board; or
(3)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company (in one or more transactions) and, in either case, the consummation of such transaction.
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)“Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article 7. As of the date hereof, the Committee is the Compensation Committee of the Board.
(j)“Company” shall mean Avnet, Inc., a New York corporation, any successor corporation or entity (or successor thereto) and its (or their) assigns.
(k)“Compensation” shall mean a Participant's Incentive Compensation, if any, and Salary, if any, earned during a Plan Year.
(l)“Covered Compensation” means the average of the highest two (2) out of the most current five (5) full Plan Years of Compensation earned by a Participant, as determined on the last day of the Fiscal Year on or prior to the date that he ceases to be an Active Participant.
(m)“Death Benefit Earnings” shall mean the total amount of a Participant's Compensation for the last full Fiscal Year, as determined on or prior to the date of the Participant's death.
(n)“Disability” means an event that would enable an Active Participant to become eligible for a disability benefit under the Avnet Pension Plan. For purposes of this Plan, the term “Section 409A Disability” means a Disability that also qualifies as a “disability” under the Section 409A Rules.
(o)“Early Retirement Date” means the date when a Participant has incurred a Separation From Service and has attained age 55.
(p)“Effective Date” means the date this restatement of the Plan was approved by the Board.
(q)“Eligible Executive” means an executive officer of the Company who has been designated as eligible to participate in the Plan by action of the Board, the Committee or the Avnet, Inc. Executive Committee. If requested by the Committee, such an officer will be an Eligible Executive only if he or she agrees, in writing, to terminate any prior or existing obligation of an Employer providing supplemental life insurance and/or nonqualified retirement benefits other than pursuant to the Avnet Deferred Compensation Plan. No individual shall become an Eligible Executive after December 31, 2011.
(r)“Employer” shall mean the Company and any Affiliate that has adopted this Plan with the consent of the Board.
(s)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(t)“Final Section 409A Effective Date” shall mean the date when a rule or requirement under the final regulations issued by the Secretary of the Treasury became effective under Code Section 409A, and shall generally refer to January 1, 2009.

(u)“Inactive Participant” shall have the meaning set forth in Section 3.1.
(v)“Incentive Compensation” shall mean any cash incentive compensation or bonus payable to a Participant by an Employer for a Plan Year in addition to the Participant's Salary, but determined prior to reduction for any salary deferral contributions to either a plan described under Code Section 125 or 401(k) or the Avnet Deferred Compensation Plan.
(w)“Interim Section 409A Effective Date” shall mean the date when a particular provision or rule promulgated under Code Section 409A became effective, and shall generally mean January 1, 2005. The term “Interim Section 409A Period” means the period beginning on or after the Interim Section 409A Effective Date and ending immediately before the Final Section 409A Effective Date.
(x)“Normal Retirement Date” shall mean the date when a Participant attains age 65 and has incurred a Separation From Service.
(y)“Offset Plan Amount” shall mean, as of the date that any benefit payment is due under the Plan, the amount payable on such date under all Offset Plans (as defined below). For example, with respect to a Participant's Total Retirement Benefit, the Offset Plan Amount for each of the 24 monthly payments described in Section 4.1(a) shall be the amount payable under the Avnet Restoration Plan (and any other Offset Plan) for each such month and the Offset Plan Amount for the final lump-sum payment described in Section 4.1(a) shall be the amount of the final lump-sum payment due under the Avnet Restoration Plan (and any other Offset Plan).
(z)“Offset Plan” or “Offset Plans” shall mean the Avnet Restoration Plan and any other nonqualified deferred compensation plan designated by the Committee (other than the Avnet Deferred Compensation Plan); provided, however, that such other nonqualified deferred compensation plan shall constitute an Offset Plan only to the extent that it provides for payment at substantially the same time and in substantially the same form as prescribed by this Plan.
(aa)“Original Effective Date” shall mean July 1, 1979.
(ab)“Participant” shall mean any Eligible Executive who becomes an Active Participant in accordance with Section 3.1.
(ac)“Payment Calculation Date” means, with respect to installment payments, the first business day of a month when such payments would begin without regard to the Six-Month Delay Rule and, with respect to a lump sum payment, the first business day of a month when such payment is scheduled to be made under the terms of the Plan.
(ad)“Plan” shall mean the Avnet Supplemental Executive Officers' Retirement Plan, as set forth herein and amended from time to time.
(ae)“Plan Year” shall mean the fiscal year of the Company.
(af)“Present Value Interest Factor” means an annual discount rate equal to the greater of 4% or the interest yield reported in the Wall Street Journal (or another independent source designated by the Committee from time to time) on 10-year United States Treasury Notes as determined on the first business day of a month preceding a Participant's Payment Calculation Date.
(ag)“Salary” shall mean the Participant's base salary payable by an Employer for a Plan Year, but determined prior to reduction for any salary deferral contributions to a plan described under Code Sections 125 or 401(k) or the Avnet Deferred Compensation Plan.
(ah)“Section 409A Change in Control” means either a “change in the ownership” of the Company, “change in effective control” of the Company or “change in the ownership of a substantial portion of the assets” of the Company as determined in accordance with the Section 409A Rules. To the extent required under the Section 409A Rules, a Section 409A Change in Control shall be determined by reference to an Affiliate instead of the Company.
(ai)“Section 409A Rules” mean regulations issued under Code Section 409A or other official and general guidance issued by the Secretary of the Treasury, the Commissioner of the Internal Revenue Service or either of their delegates interpreting Code Section 409A.
(aj)“Separation From Service” means the date when an Active Participant resigns or is dismissed from the employment of the Company and all of its Affiliates and has incurred a “separation from service” in accordance with the Section 409A Regulation.
(ak)“Six-Month Payment Delay Rule” means the requirement under Code Section 409A that a Specified Employee must delay his or her distribution from a “nonqualified deferred compensation plan” (within the meaning of the Section 409A Rules) for six (6) months after Separation From Service, but subject to applicable exceptions under the Section 409A Rules for distributions due to death, a Section 409A Disability or a Section 409A Change in Control.
(al)“Specified Employee” means a Participant who is considered to be a “key employee” under Code Section 416(i) determined in accordance with procedures consistent with the Section 409A Rules. Without limiting the generality of the foregoing, a Participant's status as a key employee shall be based on a calendar year, beginning with the calendar year preceding the Interim Section 409A Effective Date and, if the Participant is then a key employee, the Participant shall be considered to be a Specified Employee for the 12-month period beginning on the April 1st following the end of the calendar year when he or she was determined to be a key employee.
(am)“Termination of Employment” means the date on which a Participant leaves active service with all Employers under the employment policies of the Company. A Participant's Termination of Employment may be after his Separation From Service.
(an)“Trust” shall mean any irrevocable rabbi trust that may be established from time to time relating to the Plan; provided, however, that the terms of such trust may provide that after all liabilities to Participants have been satisfied under this Plan, as certified in writing by all Participants, any remaining assets under the trust may be returned to the Company.
(ao)“Years of Service” means each full 12-month period (based on a Participant's anniversary date of hire) that a Participant has worked for an Employer, but excluding service with an entity that has been acquired or purchased by an Employer. If a Participant incurs a Termination of Employment, is then rehired by an Employer and again becomes an Active Participant, he or she will be given credit for all full Years of Service completed prior to the Termination of Employment. If a Participant ceases to be an Active Participant prior to incurring a Termination of Employment, he or she will not accumulate any additional Years of Service under the Plan prior to becoming an Active Participant again.

ARTICLE 3
PARTICIPATION

3.1    Participation.
An Eligible Executive shall become an Active Participant in the Plan by completing such forms or agreements that the Committee, in its sole discretion, may require, and passing any physical examination required for a life insurance policy relating to the Participant. A Participant who no longer meets the definition of an Eligible Executive shall become an “Inactive Participant” in the Plan if he or she is vested under Section 5.1. Notwithstanding any provision contained herein to the contrary, an Inactive Participant who incurs a Termination of Employment or Disability may not continue participation in the Plan with respect to the Death Benefit described in Section 4.4.

ARTICLE 4
PLAN BENEFITS

4.1    Calculation of Retirement Benefits.
Subject to the vesting and other requirements of Article 5 hereof and the provisions of Sections 4.2, 4.3, and 4.7, a Participant's “Total Retirement Benefit” means the Participant's Basic Annual Retirement Benefit (as defined below) payable for ten (10) years (with the amount paid each year being equal to the Basic Annual Retirement Benefit); provided, however, that if an Offset Plan exists, the Total Retirement Benefit shall be offset by benefits payable under the Offset Plans. Such offset shall be applied by reducing each payment of the Total Retirement Benefit by the Offset Plan Amount (as described in Section 4.2(b)).
A Participant's “Basic Annual Retirement Benefit” shall mean an amount determined under the following formula:
(a)    First, the Participant's age (based on full years) at Termination of Employment plus Years of Service (based on full years) at Termination of Employment shall be divided by 80; provided that this shall not exceed one (1); and
(b)    Second, the figure determined in subparagraph (a) above shall be multiplied by 36% of a Participant's Covered Compensation;
provided, however, that if the Participant has at least 25 Years of Service, of which at least 10 years are for service as an Eligible Executive, the number in paragraph (a) shall be one (1), such that the total Basic Annual Retirement Benefit is 36% of his Covered Compensation.
For the avoidance of doubt, a Participant's Basic Annual Retirement Benefit is calculated as the total amount payable over a 12-month period. The timing and methods of paying a Participant's Total Retirement Benefit shall be determined in accordance with the foregoing applicable provisions of this Plan document.
4.2    Normal Retirement; Form of Payment.
Subject to the provisions and requirements of Article 6 of the Plan and Section 4.3 below, a Participant will begin receiving payment of his or her Total Retirement Benefit effective on the first business day of the month after the Participant's Normal Retirement Date; provided, however, that, if the Participant is subject to the Six-Month Payment Delay Rule, payment will not commence until on or after the first business day of the seventh (7th) month following the date when the Participant has incurred a Separation From Service. Payment of a Participant's Total Retirement Benefit shall be made in accordance with the following:
(a)    Retirement Before Final Section 409A Effective Date. If a Participant retires before the Final Section 409A Effective Date (including during the Interim Section 409A Period), then his or her Total Retirement Benefit will be made in 120 equal monthly installments effective with the first month for which payment is made after the Participant's retirement date and ending on the 120th month thereafter; provided, however, that the first payment made to a Specified Employee will include payments that would have otherwise been made but for the Six-Month Payment Delay Rule. If a Participant dies after becoming an Inactive Participant, but prior to receiving 120 monthly payments, the remaining portion of his or her Total Retirement Benefit shall be paid to the Participant's Beneficiary in the same time and manner as if the Participant had not died.
(b)    Retirement on or After the Final Section 409A Effective Date. If a Participant retires on or after the Final Section 409A Effective Date, then his or her Total Retirement Benefit will be paid as follows:
(1)    First, the Participant will receive 24 equal monthly installments, each equal to (i) one-120th of the Participant's Total Retirement Benefit, minus (ii) the Offset Plan Amount for the applicable month (to the extent that an Offset Plan exists). If the Participant is a Specified Employee and the Six-Month Payment Delay Rule applies, the first payment made will include the payments that would have been due before the date of the first payment if not for the Six-Month Payment Delay Rule.
(2)    Second, the Participant will receive a lump-sum payment within 90 days after the first business day of the 25th month following the Participant's retirement date. Such lump-sum payment shall be equal to (i) the Actuarial Equivalent of the remaining 96 monthly payments, minus (ii) the applicable Offset Plan Amount (to the extent that an Offset Plan exists).
If a Participant dies after becoming an Inactive Participant, but prior to receiving his or her 24 monthly payments or lump sum payment, as the case may be, all remaining payments shall be made to the Participant's Beneficiary in the same time and manner as if the Participant had not died.
4.3    Early Retirement.
A Participant who has incurred an Early Retirement Date will begin receiving payment of his or her Total Retirement Benefit on the first business day of the month coincident with, or next following, his or her Early Retirement Date; provided, however, that, if the Participant is subject to the Six-Month Payment Delay Rule, payment will not commence until the first business day of the seventh (7th) month on or after the date when the Participant has incurred a Separation From Service. A Participant may make one written election with the Committee to defer payments beyond his or her Early Retirement Date provided that the election is filed with the Committee at least one year before the Participant's Early Retirement Date, payments are delayed for at least five (5) years after that date and the election applies to both this Plan and any Offset Plan. A Participant's Total Retirement Benefit payable in connection with his or her Early Retirement Date shall be payable in accordance with the applicable provisions of subparagraph (a) or (b) of Section 4.2 above and shall be reduced by: (A) 0.25% for each of the first 60 months by which the commencement of retirement payments (determined before application of the Six-Month Payment Delay Rule) precedes the first business day of the month coincident with or next following the Participant's 65th birthday and (B) 0.50% for each of the next 60 months (i.e., the 61st through 120th) months by which the commencement of retirement payments precedes the first business day of the month coincident with or next following the Participant's 65th birthday. Such reduction shall be applied before subtraction of any Offset Plan Amount. If the Participant's Separation From Service occurs before his Termination of Employment (e.g., by reason of the Company requesting, without “cause,” that the Participant reduce his work hours or stop reporting to work before the end of an applicable notice period), the reduction required by this Section 4.3 shall be determined based on the commencement date that would apply if the Participant's Separation From Service had occurred on the date of his Termination of Employment.
4.4    Death Benefit.
If an Active Participant dies before incurring a Termination of Employment, his or her Beneficiary shall be entitled to receive, in lieu of a benefit under Section 4.1, a lump sum payment equal to 200% of the amount of the Participant's Death Benefit Earnings (the “Death Benefit”) within 90 days following the Participant's death (and the Beneficiary may not determine the calendar year when the lump sum payment is made); provided, however, that if an Offset Plan exists, such Death Benefit shall be reduced by the Participant's Offset Plan Amount (expressed as a lump sum payable on the same day as the Death Benefit). The Company may maintain an insurance policy (or policies) on the life of the Participant to pay the Death Benefit. Any payment of insurance proceeds to the Beneficiary (whether paid directly by the insurer or otherwise) shall be treated as a payment made under the Plan and shall count toward satisfying all obligations under the Plan. If the proceeds under any insurance policy exceed the amount of the Death Benefit (or any other benefit) payable under the Plan, the excess proceeds shall first be applied toward payment of the Participant's benefit under the Avnet Restoration Plan (as if such excess had been paid under the Avnet Restoration Plan) and any remaining proceeds shall be paid to the Company.
4.5    Disability Benefit.
An Active Participant who becomes unable to work due to Disability may be eligible to receive a Disability Pension (as defined below). To be eligible to receive a Disability Pension, a Participant must have:
(a)    completed at least five (5) Years of Service as a full-time employee of an Employer;
(b)    ceased working for the Company due to Disability before his or her Normal Retirement Date or, if applicable, Early Retirement Date; and
(c)    filed an application for disability benefits under the Avnet Pension Plan, any disability plan sponsored or maintained by an Employer or, for Participants who are not covered under any such plan and reside in a country other than the United States of America, a disability program established or maintained under the national laws of his or her resident country.
A Participant's annual “Disability Pension” shall be equal to 13% of his or her Death Benefit (determined as if the Participant had died on the date he or she is first considered to be Disabled under the Plan). If the Participant's Disability qualifies as a Section 409A Disability, his or her Disability Pension will be paid over a ten (10) year period (120 monthly payments) commencing on the first business day of the month on or after the Participant's Disability date. If the Participant's Disability does not qualify as a Section 409A Disability, his or her Disability Pension shall be paid at the time and in the form prescribed by Sections 4.2(b) (Retirement on or After Final Section 409A

Effective Date) and 4.3 (Early Retirement). If an Offset Plan exists, each Disability Pension payment shall be reduced by the applicable Offset Plan Amount.
If a Participant dies prior to receiving all of the monthly payments required by this Section 4.5, the remaining payments shall be paid to the Participant's Beneficiary as follows: (i) if the Participant's Disability qualifies as a Section 409A Disability, in a lump sum equal to the Actuarial Equivalent of the remaining monthly payments, within 90 days following the Participant's death (and the Beneficiary may not determine the calendar year when the lump sum payment is made); or (ii) if the Participant's Disability does not qualify as a Section 409A Disability, in accordance with the schedule prescribed by Section 4.2.
Payments made under this Section 4.5 shall be in lieu of any payment that a Participant or Beneficiary may otherwise be entitled to under the preceding Sections of this Article 4; provided, however, that if the Participant is 100% vested in his or her Total Retirement Benefit and the Actuarial Equivalent of his or her Total Retirement Benefit (before application of the required offset) is greater than the Actuarial Equivalent of his or her Disability Pension (before application of the required offset), the Actuarial Equivalent of his or her Disability Pension (before application of the required offset) shall be increased to be equal to the Actuarial Equivalent of his or her Total Retirement Benefit (before application of the required offset).
4.6    Interest Adjustment For Six-Month Delay Rule.
Any payments that are delayed under the Plan due to the Six-Month Delay Rule will include interest in accordance with this Section 4.6. The interest for each delayed monthly payment will be calculated separately, but in all cases will be based on the Present Value Interest Factor in effect on the Participant's Payment Calculation Date. Interest on each delayed monthly payment will be calculated on a daily basis starting with the date that the payment would have otherwise been made (if not for the Six-Month Delay Rule) and ending with the day prior to the actual payment date, on a per annum basis and based on a 365 day year (with the actual number of days elapsed).
4.7    Minimum and Maximum Benefits Payable Under the Plan.
Effective June 1, 2012, notwithstanding any other provision of the Plan, the sum of (i) the Actuarial Equivalent of a Participant's total benefit payable under this Plan (after applying the required offset), plus (ii) the Actuarial Equivalent of the Participant's total benefit payable under the Offset Plans (which, in the case of the Avnet Restoration Plan, shall be the balance of the Participant's Restoration Account under the Avnet Restoration Plan) shall not exceed $10 million.

ARTICLE 5
VESTING; NON-COMPETE REQUIREMENTS

5.1    Vesting of Total Retirement Benefit.
Subject to Section 5.2, a Participant will be 100% vested in his or her Total Retirement Benefit by completing at least 5 Years of Service as an Eligible Executive and by meeting the requirements set forth in this Section 5.1 (a), (b) or (c). Alternatively, if a Participant fails to meet the requirements set forth in this Section 5.1, he or she will be 0% vested in his or her Total Retirement Benefit and, accordingly, not entitled to receive retirement payments in connection with his or her a Normal Retirement Date or Early Retirement Date. The requirements of this Section 5.1 are as follows:
(a)    If the Participant incurs a Termination of Employment before attaining age 50, he or she must have completed at least 20 Years of Service;
(b)    If the Participant incurs a Termination of Employment after attaining age 50, but prior to attaining age 55, he or she must have completed at least 15 Years of Service; or
(c)    If the Participant incurs a Termination of Employment on or after attaining age 55, he or she must have completed 10 Years of Service.
5.2    Impact of Confidentiality, Non-Compete and Non-Solicitation Provisions.
(a)    Application of Employment Agreement Provisions. If at any time before or after Termination of Employment, the Committee determines that a Participant has violated any of the terms and conditions of an employment agreement that is in place between the Company (or an Affiliate) and a Participant prohibiting the Participant from disclosing any confidential information of the Company (or an Affiliate), competing with the Company (or an Affiliate) or soliciting employees of the Company (or an Affiliate), then all of the Participant's benefits under the Plan (including his or her Total Retirement Benefit, Disability Pension and Death Benefit) shall be forfeited. In such case, no payments, or further payments, will be made to the Participant or his or her Beneficiary under the Plan. To the maximum extent permitted under applicable law, the Company shall have the right to recover (in equity or at law) any payments made to, or on behalf of, a Participant if this Section 5.2 is violated including, but not limited to, an action for restitution for unjust enrichment for improperly paid benefits under the Plan, and any payments made to the Participant shall be deemed to be held in a constructive trust until recovered by the Company.
(b)    Provisions Not Contained in Employment Agreement. If a Participant does not have an employment agreement with the Company (or an Affiliate), or if such as agreement does not contain a prohibition on disclosing confidential information of the Company (or an Affiliate), competing with the Company (or an Affiliate) or soliciting employees or customers of the Company (or an Affiliate), then the benefit forfeiture and benefit payment restoration provisions of subparagraph (a) above shall apply if the Committee determines that the Participant has violated one of the following provisions:

(1)Restrictive Covenants. Except as otherwise provided in a restrictive covenant agreement that expressly refers to benefits under this Plan, during the period that the Participant is receiving benefits pursuant to the Plan, not to exceed two (2) years from the date of the Participant's retirement, the Participant shall not, directly or indirectly, for his own benefit or for, with or through any other individual, firm, corporation, partnership or other entity:
(A)Own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of his name by, any business enterprise that is in direct competition with Avnet or any of its subsidiaries within the geographic scope set forth in such agreement; or
(B)Hire, employ, solicit, or otherwise encourage or entice any employees or consultants of Avnet or any of its subsidiaries to leave or terminate their employment with Avnet or such subsidiary.
(2)    Use and Nondisclosure of Confidential Information.
(A)For purposes of this subparagraph 5.2(b)(3), the following terms shall apply:
(i)“Confidential Information” means that confidential business information of the Company or an Affiliate, whether or not discovered, developed, or known by the Participant as a consequence of his employment with the Company or an Affiliate. Without limiting the generality of the foregoing, Confidential Information shall include information concerning customer identity, needs, buying practices and patterns, sales and management techniques, employee effectiveness and compensation information, supply and inventory techniques, manufacturing processes and techniques, product design and configuration, market strategies, profit and loss information, sources of supply, product cost, gross margins, credit and other sales terms and conditions. Confidential Information shall also include, but not be limited to, information contained in manuals, memoranda, price lists, computer programs (such as inventory control, billing, collection, etc.) and records prepared by, or on behalf of, the Company (or an Affiliate), whether or not designated, legended or otherwise identified by the Company (or an Affiliate) as Confidential Information.
(ii)“Developments” mean those inventions, discoveries, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentable, relating to present and prospective activities and products of the Company (or an Affiliate).
(B)A Participant will be in violation of this subparagraph 5.2(b)(3) if he violates or does not comply with either (i), (ii) or (iii) below:
(i)Assignment of Developments. Any and all Developments developed by the Participant (acting alone or in conjunction with others) during the period of the Participant's employment with the Company (or an Affiliate) shall be conclusively presumed to have been created for or on behalf of the Company (or an Affiliate) as part of the Participant's obligations to the Company (or an Affiliate). Such Developments shall be the property of and belong to the Company (or an Affiliate) without the payment of consideration therefor in addition to the Participant's Compensation or benefits hereunder, and the Participant hereby transfers, assigns and conveys all of the Participant's right, title and interest in any such Developments to the Company (or an Affiliate) and shall execute and deliver any documents that the Company deems necessary to effect such transfer on the demand of the Company.
(ii)Restrictions on Use and Disclosure. The Participant shall not to use or disclose at any time, except with the prior written consent of the CEO, any Confidential Information which is or was obtained or acquired by the Participant while in the employ of the Company (or an Affiliate); provided, however, that this provision shall not preclude the Participant from (y) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this provision or in any other unauthorized fashion, or (z) disclosure of such information required by law or court order; provided that prior to such disclosure required by law or court order the Participant will have given the Company at least three (3) business days' written notice (or, if disclosure is required to be made in fewer than three (3) business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.
(iii)Return of Documents. Upon Termination of Employment with the Company (and all of its Affiliates), the Participant shall forthwith deliver to the CEO all documents, customer lists and related documents, price and procedure manuals and guides, catalogs, records, notebooks and similar repositories of or containing Confidential Information and/or Developments, including all copies then in his possession or control whether prepared by him or others.

ARTICLE 6
DISTRIBUTION PROCEDURES

6.1    Distribution of Benefits.
Benefits under the Plan shall not be paid until the Participant or Beneficiary files any written distribution forms required by the Committee with the Company, and the Committee approves the distribution. If such forms are not timely filed or there is an administrative delay in making the payment, then payment will be made at a later date within the same taxable year as the originally scheduled payment date under the Plan (and, if this occurs after a Participant's Normal Retirement Date and was not due to the fault of the Participant or Beneficiary, he or she will receive retroactive payments with interest calculated in accordance with Section 4.6). Payments delayed due to an administrative delay on behalf of the Company or the Committee will commence no later than the 15th day of the third calendar month following the originally scheduled payment date under the Plan (and the first payment will include the delayed payments with interest calculated in accordance with Section 4.6 except as provided in Section 6.3 below); provided, however, that if the calculation of the amount of payment under the Plan is not administratively practicable (due to events beyond the control of the Participant or Beneficiary), the payment will be made in the first calendar year in which the calculation of the amount of the payment is administratively practicable (and the first payment will include the delayed payments with interest calculated in accordance with Section 4.6 except as provided in Section 6.3 below). No provision of this Section 6.1 shall be construed as permitting a Participant or Beneficiary to directly or indirectly designate the taxable year of a payment described in this Section, and this Section 6.1 shall be construed and limited as necessary to effectuate the intent to comply with Code Section 409A.
6.2    No Loans or Financial Hardship or In-Service Withdrawals.
The Plan does not permit loans or financial hardship or in-service distributions.
6.3    Inability to Locate Participant.
In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the Participant's 65th birthday, no payment will be made of his or her Total Retirement Benefit. However, if Participant or Beneficiary later claims such benefit prior to the expiration of a ten (10) year period from the Participant's 65th birthday, such benefit shall be reinstated without interest or earnings.
6.4    Trust.
In the event that a Change of Control occurs (or is imminent), a Participant may direct that the Company establish a Trust with a financial institution or trust company and deposit into the Trust cash, marketable securities or insurance policies in an amount sufficient to fund his or her vested Total Retirement Benefit. The Company may establish separate Trusts for each Participant or one Trust for all Participants, in its discretion.

ARTICLE 7
ADMINISTRATION
7.1    Committee.
A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors to administer the Plan. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Upon his or her Termination of Employment or affiliation with the Company, as the case may be, a person shall automatically cease being a Committee member. Vacancies in the membership of the Committee shall be filled promptly by the Board.
7.2    Committee Action.
The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee. Notwithstanding the foregoing, the Committee may delegate specific functions or duties to a specific Committee member or members.
7.3    Powers and Duties of the Committee.
The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
(a)    to construe and interpret the terms and provisions of this Plan and to remedy or correct any ambiguities, omissions or inconsistencies contained therein;
(b)    to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(c)    to maintain all records that may be necessary for the administration of the Plan;
(d)    to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by applicable law;
(e)    to promulgate, administer and enforce such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f)    to appoint an administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;
(g)    to take all actions, and provide any necessary consents or directions, with respect to any insurance policies obtained by an Employer relating to the Plan; and
(h)    to take all actions set forth in a Trust agreement.
7.4    Construction and Interpretation.
The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to an Affiliate or any Participant or Beneficiary. The Committee shall administer such terms and provisions of the Plan in accordance with any and all laws applicable to the Plan.
7.5    Information.
To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.
7.6    Compensation, Expenses and Indemnity.
(a)    The members of the Committee shall serve without compensation for their services hereunder.
(b)    The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company, to the extent that the Committee does not authorize payment from a Trust (in accordance with the terms of a Trust).
(c)    The Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under, or incident to, the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnification as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnification is permitted under applicable law.
7.7    Disputes.
(a)    Claims and Appeals Procedures.

Claims and appeals for participation or benefits under the Plan shall be filed in accordance with procedures established by the Committee or its designee. Except to the extent the Committee provides otherwise, the procedures of claims and appeals shall be set forth in the Summary of the Plan.
(b)    Limitations on Bringing a Legal Action.
A legal action relating to a claim or right to benefits under the Plan may be brought by, or on behalf of, a Participant or Beneficiary only during a certain period. This period begins after the appeal process has ended under paragraph (b) above and ends 120 days thereafter. However, in no event may a legal action be brought by, or on behalf of, a Participant more than one (1) year after the date when the Participant knows (or should have known) of the existence of, or the underlying facts allegedly supporting the claim or right which is the basis of his or her claim or assertion for benefits or payments under, or relating to, the Plan; provided, however, that, if the formal claim or appeal is pending under paragraph (a) or (b) above at the end of the one (1) year period, then such 120-day limitation rule shall apply.
(c)    Impact of Delayed Payments under Code Section 409A.
Notwithstanding the foregoing, if a Claimant files a claim within 90 days after the latest date on which a payment could be made to him or her under the Plan and the Section 409A Rules, and the claim or appeal has not been resolved favorable to the Claimant by the 160th day after such latest date, the Claimant may take further enforcement measures to collect payments which the Claimant asserts are owed to him or her under the Plan; provided, however, that, if such action is not taken within 180 days after such latest date, the Claimant's action will not be presumed to be prompt under the Section 409A Rules and this paragraph (d) shall not apply.

ARTICLE 8
MISCELLANEOUS

8.1    Unsecured General Creditor.
Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held under any trust (other than a Trust), or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Except as provided in a Trust, any and all of the Company's assets relating to the Plan shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan (and any Trust) be unfunded for purposes of the Code and Title I of ERISA.
8.2    Restriction Against Assignment.
The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's benefits hereunder shall be liable for the debts, contracts or engagements of any Participant, his or her Beneficiary, or successors in interest. Except as may be required by a valid and recognizable qualified domestic relations order under ERISA, a Participant's benefits hereunder shall not be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding. A Participant or Beneficiary shall not have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as is consistent with applicable law.
8.3    Withholding.
There shall be deducted from each payment made under the Plan or Trust or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or Compensation) by the amount of cash sufficient to provide the amount of said taxes.
8.4    Amendment, Modification, Suspension or Termination.
The Board of Directors may amend, modify, suspend or terminate the Plan in whole or in part by adopting a written instrument, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce the amount of a Participant's vested Total Retirement Benefit that has accrued as of the date of the amendment. In addition, the Committee has the right to amend any Plan provision as long as any such amendment does not cause a material increase in the costs incurred by the Company in connection with the Plan. In the event that this Plan is terminated, a Participant's vested Total Retirement Benefit shall be distributed to the Participant under the terms of the Plan in existence as of the date of termination and in compliance with the Section 409A Rules.
8.5    Governing Law.
This Plan shall be construed, governed and administered in accordance with the laws of the State of Arizona, without regard to its conflict of law provisions and except to the extent that its laws are preempted by the laws of the United States of America and, where applicable, the Section 409A Rules.
8.6    Receipt or Release.
Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company (including claims unrelated to this Plan). The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
8.7    Notices.
All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the form and at the location specified by the Company.
8.8    Headings and Gender.
The headings to Sections in the Plan have been included for convenience of reference only. The masculine pronoun shall include the feminine and the singular the plural, whenever appropriate. Except as otherwise expressly indicated, all references to Sections in the Plan shall be to Sections of the Plan.
8.9    Plan Not a Contract of Employment.
The Plan does not constitute a contract of employment and participation in the Plan does not give any Eligible Executive or Participant the right to be retained in the employ of, or in a particular position with, an Employer or a right or claim to any benefit under the Plan, unless such right or claim was specifically achieved under the terms of the Plan.
8.10    Construed as a Whole.
The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.
8.11    Severability.

If any provision of this Plan unrelated to its status under Title I of ERISA as an unfunded plan maintained for a select group of management or highly compensated employees is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not impact the validity or enforceability of the remaining provisions of the Plan.
8.12    Successors.
The terms and condition of the Plan and any Trust shall be binding on the Employers and their successors and assigns.
8.13    Privilege.
The Company, Board, and Committee may engage attorneys, accountants, actuaries, consultants, and other service providers to advise them on issues related to the Plan and their responsibilities hereunder. When they do so, the adviser's client is the Company, Board, or Committee, as applicable, and not any Eligible Executive, Participant, or Beneficiary. The Company, Board, and Committee shall be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with a service provider, and all other rights to maintain confidentiality, to the full extent permitted by law. No Eligible Executive, Participant, or Beneficiary shall be permitted to review any communication between the Company, Board, or Committee (including any of their representatives, agents or delegates) and any of their attorneys or other service providers with respect to whom a privilege applies, unless mandated by a court order.